EXHIBIT 99(a)

                                HECHINGER COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                   (unaudited)

                                                     APR. 4, 1998   APR. 5, 1997      APR. 4, 1998   APR. 5, 1997
                                                      (13 WEEKS)     (13 WEEKS)        (27 WEEKS)     (26 WEEKS)
                                                    ------------------------------   ------------------------------
REVENUES
Net sales                                                 $744,482       $427,017        $1,667,289       $918,286
Other (principally interest)                                   426            204             1,649          1,010
                                                    ------------------------------   ------------------------------
Total Revenues                                             744,908        427,221         1,668,938        919,296

COSTS AND EXPENSES
Cost of sales                                              605,487        336,669         1,361,371        729,900
Selling, general and administrative expenses               156,860        105,131           331,282        208,586
Interest expense                                            18,231         10,600            37,610         21,139
Business consolidation costs                                 7,421            -              21,370            -
                                                    ------------------------------   ------------------------------
Total Costs and Expenses                                   787,999        452,400         1,751,633        959,625
                                                    ------------------------------   ------------------------------
LOSS BEFORE INCOME TAXES                                   (43,091)       (25,179)          (82,695)       (40,329)

INCOME TAX EXPENSE                                           1,250            -               1,250            -
                                                    ------------------------------   ------------------------------
NET LOSS                                                  ($44,341)      ($25,179)         ($83,945)      ($40,329)
                                                    ==============================   ==============================

See notes to condensed consolidated financial statements.